Exhibit 14.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 (No. 333-8264) of Nippon Telegraph and Telephone Corporation of our report dated June 29, 2004, relating to the financial statements and financial statement schedule of Nippon Telegraph and Telephone Corporation, which appears on page F-2 of this Form 20-F.

/s/    ChuoAoyama PricewaterhouseCoopers

Tokyo, Japan

June 29, 2004